Exhibit 99.1

BIO-TECHNE RELEASES THIRD QUARTER FISCAL 2020 RESULTS

Minneapolis/April 30, 2020/ Bio-Techne Corporation (NASDAQ:TECH) today reported its financial results for the third quarter ended March 31, 2020.

Third Quarter FY2020 Snapshot

●	Third quarter organic revenue increased by 6% (5% reported) to $194.7 million and 8% (8% reported) in the first three quarters of fiscal 2020 to $562.9 million.
●	GAAP EPS was $0.92 versus $1.15 one year ago. Delivered adjusted earnings per share (EPS) of $1.39 versus $1.21 one year ago.
●	Adjusted Operating Margin increased to 36.4% in the third quarter of fiscal 2020 compared to 35.2% in the third quarter of fiscal 2019.
●	Maintained strong operating cash flows with an increase of over 27% in year-to-date operating cash flow from the prior fiscal year.
●

Bio-Techne is utilizing our deep product portfolio and expertise as a trusted partner in the fight against COVID-19. Our automated immunoassay platform EllaTM, is providing front-line support through real-time monitoring of an individual’s immune responses to COVID-19 while we deploy our other market-leading technologies to provide critical support for researchers further advancing the development of potential therapeutics and vaccinations worldwide.

●

Continued execution of long-term Exosome strategy with coverage expansion through a 10-year agreement with General Services covering approximately 9 million lives, product enhancements with an ExoDx at-home specimen collection kit, and certification of the ExoDX CLIA lab for virology testing expanding our CLIA lab capabilities.

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted EPS, adjusted earnings, adjusted gross margin, adjusted operating income, and adjusted operating margin are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of non-GAAP Adjusted Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

“Our Q3 performance is indicative of the resolve and energy our teams around the world have to succeed in these trying times. I want to thank all of our employees for their commitment and hard work,” said Chuck Kummeth, President and Chief Executive Officer of Bio-Techne. “A finish of 6% organic growth is a great accomplishment for the company, given the unprecedented challenges we all faced with the COVID-19 virus pandemic during the second half of the quarter.”

Kummeth added, “Going forward, we have all the necessary processes in place to service our customers remotely as their labs come back online. In addition, we have pivoted a significant part of the company to innovate for COVID-19 solutions. We are currently working on many COVID-19 related projects, and I am extremely excited about how our company can participate on a global level to help eradicate this horrible virus. As a premier Proteins, Antibody, Assay and Diagnostics producer, we are in a unique position to provide reagents for all aspects of COVID-19 research and diagnostics. Our mission thrives on helping solve these types of problems.”

COVID-19 Business Update

COVID-19 negatively impacted sales growth during the third quarter of fiscal year 2020 due to numerous customer site shutdowns that occurred in our academia and Bio-Pharma end-markets, particularly in the last several weeks of the quarter. We estimate these customer site shutdowns negatively impacted our third quarter fiscal year 2020 sales by approximately 3%. Customer site shutdowns will continue to have a negative impact on sales while they remain in effect, and we are currently unable to forecast the impact given uncertainty over the duration of the COVID-19 pandemic. We are anticipating a positive long-term outlook for future sales growth resulting from expected future funding increases within life-science research in response to the current pandemic.

The Company has responded to COVID-19 by developing resources for SARS-CoV-2 detection, cytokine monitoring, and drug discovery, all which provide critical support in understanding the mechanisms of infection and developing effective treatments. The Company continues to pursue available opportunities to partner in the fight against COVID-19, which may partially offset the impact of our customer site closures.

Adjusted EPS was negatively impacted by COVID-19 by an estimated $0.07-$0.09 in the third quarter of fiscal 2020. The COVID-19 impact on adjusted EPS was primarily due to the sales impacts described above. We anticipate the short- and long-term impacts of COVID-19 on adjusted EPS to be similar to that of sales growth.

The Company remains in a strong financial position with sufficient available cash as well as access to additional funding if necessary, through our long-term debt agreement. We did not experience any material changes to our March 31, 2020 Balance Sheet resulting from COVID-19 for items such as additional reserves or asset impairments resulting from the pandemic.

The Company remains fully operational as we abide by local “stay at home” orders across the world. To achieve this, the Company is utilizing a remote workforce where possible. For employees who are unable to work remotely, the Company adopted significant protective measures at our sites, including staggered shifts, and distancing and hygiene best practices recommended by the Center for Disease Control (CDC). In addition, the Company has taken additional steps to monitor and strengthen our supply chain to ensure we can maintain an uninterrupted supply of our critical products and services.

Third Quarter Fiscal 2020

Revenue

Net sales for the third quarter increased 5% to $194.7 million. Organic growth was 6% compared to the prior year, with foreign currency exchange having an unfavorable impact of 1% and acquisitions having an immaterial impact on revenue.

GAAP Earnings Results

GAAP EPS decreased to $0.92 per diluted share, versus $1.15 in the same quarter last year. GAAP operating income for the third quarter of fiscal 2020 increased 8% to $47.8 million, compared to $44.1 million in the third quarter of fiscal 2019. GAAP operating margin was 24.5%, compared to 23.9% in the third quarter of fiscal 2019. GAAP operating margin compared to prior year was positively impacted by volume leverage on sales growth.

Non-GAAP Earnings Results

Adjusted EPS increased to $1.39 per diluted share, versus $1.21 in the same quarter last year, an increase of 15%. Adjusted EPS increased primarily due to revenue growth in the quarter. Adjusted operating income for the third quarter of fiscal 2020 increased 17% compared to the third quarter of fiscal 2019. Adjusted operating margin was 36.4%, compared to 35.2% in the third quarter of fiscal 2019. Adjusted operating margin compared to the prior year was favorably impacted by volume leverage on sales growth.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Protein Sciences Segment

The Company’s Protein Sciences segment is one of the world’s leading suppliers of specialized proteins such as cytokines and growth factors, immunoassays, antibodies and reagents, to the biotechnology community. Additionally, the segment provides an array of platforms useful in various areas of protein analysis. Protein Sciences segment’s third quarter fiscal 2020 net sales were $145.5 million, an increase of 6% from $137.9 million for the third quarter of fiscal 2019. Organic growth for the segment was 6%, with foreign currency exchange having an unfavorable impact of 1% on revenue growth and acquisitions contributing 1% to revenue growth. Protein Sciences segment’s operating margin was 44.7% in the third quarter of fiscal 2020 compared to 45.1% in the third quarter of fiscal 2019. The segment’s operating margin compared to the prior year was negatively impacted by sales mix and the acquisition of B-Mogen in the fourth quarter of fiscal 2019.

Diagnostics and Genomics Segment

The Company’s Diagnostics and Genomics segment provides blood chemistry and blood gas quality controls, hematology instrument controls, immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics and Genomics segment also develops and provides in situ hybridization products as well as exosome-based diagnostics for various pathologies, including prostate cancer. The Diagnostics and Genomics segment’s third quarter fiscal 2020 net sales were $49.4 million compared to $47.1 million for the third quarter of fiscal 2019. Organic growth for the segment was 5%, with foreign currency exchange having an immaterial impact on revenue. The Diagnostics and Genomics segment’s operating margin was 14.3% in the third quarter of fiscal 2020 compared to 7.6% in the third quarter of fiscal 2019. The segment’s operating margin was favorably impacted by volume leverage.

Conference Call

Bio-Techne will host an earnings conference call today, April 30, 2020 at 8:00 a.m. CST. To listen, please dial 1-877-407-9208 or 1-201-493-6784 for international callers, and reference conference ID 13701798. A live webcast of the earnings conference call is also available on the Bio-Techne website (https://investors.bio-techne.com/ir-calendar/detail/2321/third-quarter-2020-financial-results-conference-call). A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by going to:

http://audio.viavid.com/20200430-139066-bio-techne.mp3

The replay will be available from 11:00 a.m. CDT on Thursday, April 30, 2020 until 11:00 p.m. CDT on Sunday, May 30, 2020.

Use of non-GAAP Adjusted Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

● Organic growth

● Adjusted diluted earnings per share

● Adjusted net earnings

● Adjusted gross margin

● Adjusted operating income

● Adjusted operating margin

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measure of organic growth represents revenue growth excluding revenue from acquisitions within the preceding 12 months as well as the impact of foreign currency. Excluding these measures provides more useful period-to-period comparison of revenue results as it excludes the impact of foreign currency exchange rates, which can vary significantly from period to period, and revenue from acquisitions that would not be included in the comparable prior period.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, and adjusted net earnings, in total and on a per share basis, exclude the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, acquisition related expenses inclusive of the changes in fair value of contingent consideration, and other non-recurring assessments including non-recurring costs. The Company excludes amortization of purchased intangible assets, purchase accounting adjustments, including costs recognized upon the sale of acquired inventory and acquisition-related expenses inclusive of the changes in fair value contingent consideration, and other non-recurring assessments from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Additionally, these amounts can vary significantly from period to period based on current activity.

The Company’s non-GAAP adjusted operating margin and adjusted net earnings, in total and on a per share basis, also excludes stock-based compensation expense, which is inclusive of the employer portion of payroll taxes on those stock awards, restructuring, impairments of equity method investments, gain and losses from investments, and certain adjustments to income tax expense. Stock-based compensation is excluded from non-GAAP adjusted net earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjective assumptions, variety of award types, and unpredictability of amount and timing of employer related tax obligations. Impairments of equity investments are excluded as they are not part of our day-to-day operating decisions. Additionally, gains and losses from other investments that are either isolated or cannot be expected to occur again with any predictability are excluded.   Costs related to restructuring activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $714 million in net sales in fiscal 2019 and has over 2,200 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact:	David Clair, Senior Director, Investor Relations & Corporate Development
David.Clair@bio-techne.com
612-656-4416

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	3/31/20	3/31/19	3/31/20	3/31/19
Net sales	$194,680	$184,861	$562,857	$522,341
Cost of sales	64,617	60,251	192,977	177,110
Gross margin	130,063	124,610	369,880	345,231
Operating expenses:
Selling, general and administrative	66,318	64,968	203,358	195,622
Research and development	15,954	15,552	48,413	46,154
Total operating expenses	82,272	80,520	251,771	241,776
Operating income	47,791	44,090	118,109	103,455
Other income (expense)	(970)	5,787	96,843	(14,226)
Earnings before income taxes	46,821	49,877	214,952	89,229
Income taxes	10,389	5,223	44,501	9,617
Net earnings	$36,432	$44,654	$170,451	$79,612
Earnings per share:
Basic	$0.95	$1.18	$4.46	$2.11
Diluted	$0.92	$1.15	$4.33	$2.05
Weighted average common shares outstanding:
Basic	38,303	37,772	38,167	37,745
Diluted	39,435	38,861	39,354	38,813

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

ASSETS	3/31/20	6/30/19
Cash and equivalents	$156,216	$100,886
Short-term available-for-sale investments	104,872	65,147
Accounts receivable, net	117,452	137,466
Inventories	99,673	91,050
Other current assets	13,715	18,058
Total current assets	491,928	412,607

Property and equipment, net	165,012	154,039
Right of use asset	73,751	-
Goodwill and intangible assets, net	1,256,164	1,312,096
Other assets	12,167	5,668
Total assets	$1,999,022	$1,884,410

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$52,857	$71,237
Contract liabilities	13,556	9,084
Income taxes payable	10,378	5,764
Contingent consideration payable	6,150	3,400
Operating lease liabilities – current	9,544	-
Current portion of long-term debt obligations	12,500	12,500
Total current liabilities	104,985	101,985

Deferred income taxes	96,178	89,754
Long-term debt obligations	407,348	492,660
Operating lease liabilities	69,491	-
Long-term contingent consideration payable	1,700	9,200
Other long-term liabilities	28,052	25,222
Stockholders’ equity	1,291,268	1,165,589
Total liabilities and stockholders’ equity	$1,999,022	$1,884,410

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	3/31/20	3/31/19	3/31/20	3/31/19
Gross margin percentage – GAAP	66.8%	67.4%	65.7%	66.1%
Identified adjustments:
Costs recognized upon sale of acquired inventory	-	0.5%	-	0.5%
Amortization of intangibles	4.5%	3.4%	4.7%	4.7%
Stock compensation expense - COGS	0.2%	-	0.2%	-
Gross margin percentage - Adjusted	71.5%	71.3%	70.6%	71.3%

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	3/31/20	3/31/19	3/31/20	3/31/19
Operating margin percentage – GAAP	24.5%	23.9%	21.0%	19.8%
Identified adjustments:
Costs recognized upon sale of acquired inventory	-	0.5%	-	0.5%
Amortization of intangibles	7.9%	7.7%	8.1%	8.4%
Acquisition related expenses	-0.2%	0.0%	0.0%	0.6%
Stock-based compensation	4.2%	3.1%	4.9%	4.6%
Operating margin percentage - Adjusted	36.4%	35.2%	34.0%	33.9%

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	3/31/20	3/31/19	3/31/20	3/31/19
Net earnings – GAAP	$36,432	$44,654	$170,451	$79,612
Identified adjustments:
Costs recognized upon sale of acquired inventory	-	935	-	2,804
Amortization of intangibles	15,459	14,400	45,467	43,678
Acquisition related expenses	(228)	100	389	3,263
Stock-based compensation	8,088	5,725	27,505	24,151
Restructuring	87	-	87	-
Realized and unrealized loss (gain) on investments and Other	(410)	(12,279)	(110,458)	(2,907)
Tax impact of above adjustments	(3,027)	(323)	14,123	(12,683)
Tax impact of discrete items	(1,431)	(6,152)	(8,086)	(11,439)
Net earnings - Adjusted	$54,970	$47,060	$139,478	$126,479

Earnings per share - diluted – Adjusted	$1.39	$1.21	$3.54	$3.26

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	3/31/20	3/31/19	3/31/20	3/31/19
Protein Sciences segment revenue	$145,509	$137,935	$428,021	$399.787
Diagnostics and Genomics segment revenue	49,411	47,134	135,808	123.144
Intersegment revenue	(240)	(208)	(972)	(590)
Consolidated revenue	$194,680	$184,861	$562,857	$522,341

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	3/31/20	3/31/19	3/31/20	3/31/19
Protein Sciences segment operating income	$65,046	$62,256	$185,456	$175,821
Diagnostics and Genomics segment operating income	7,062	3,579	8,937	5,061
Segment operating income	72,108	65,835	194,393	180,882
Costs recognized upon sale of acquired inventory	-	(935)	-	(2,804)
Amortization of intangibles	(15,459)	(14,400)	(45,467)	(43,678)
Acquisition related expenses	322	-	(107)	(2,973)
Stock-based compensation	(8,088)	(5,725)	(27,505)	(24,151)
Corporate general, selling, and administrative	(1,092)	(685)	(3,205)	(3,821)
Operating income	$47,791	$44,090	$118,109	$103,455